Exhibit 99.1

                   Analog Devices Receives Subpoena

    NORWOOD, Mass.--(BUSINESS WIRE)--May 24, 2006--Analog Devices, Inc. (NYSE: ADI) announced that it has received a document subpoena from the U.S. Attorney for the Southern District of New York requesting records from 2000 to the present relating to the Company's granting of stock options. The Company plans to cooperate fully with the office of the United States Attorney in connection with this subpoena.

    The Company believes that the options at issue in this matter are the same option grants which have been the subject of investigation by the SEC. As previously disclosed, the Company has reached a tentative settlement with the SEC regarding the SEC's inquiry into the Company's stock option granting practices. That settlement would conclude that, with respect to options granted to Company employees (including officers) and directors on November 10, 2000, the Company should have made disclosures in its proxy filings to the effect that the Company priced these stock options prior to releasing favorable financial results. Further, with respect to options granted to employees (including officers) and directors in 2001, the settlement would conclude that the appropriate grant date for options granted on July 18, 2001 should have been July 26, 2001 (which is five trading days after the original date). The Company is continuing to work with the SEC to finalize that settlement. The Company has determined that no restatement of its historical financial results would be necessary due to the proposed settlement, because the effects of using revised measurement dates for the options in question are not material to any of the Company's fiscal years, based on the materiality guidelines contained in SAB 99.

    About Analog Devices

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro, 781-461-3282
             Director of Corporate Communications,
             781-461-3491 (fax)
             investor.relations@analog.com